Exhibit 99.1

TOREADOR ANNOUNCES CLOSING OF CONVERTIBLE SENIOR NOTES

OVERALLOTMENT EXERCISE

DALLAS, TEXAS – (September 30, 2005) – Toreador Resources Corporation (Nasdaq:TRGL) today announced that the initial purchasers of the previously announced private placement of Convertible Senior Notes due October 1, 2025 have exercised their option to purchase an additional $11.25 million aggregate principal amount to cover overallotments. The notes were placed with qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”). Including the initial $75 million aggregate principal amount and the $11.25 million overallotment, the total principal amount of notes issued was $86.25 million. Total net proceeds to the Company totaled approximately $83 million.

Net proceeds from the placement will be used for general corporate purposes, including funding a portion of the Company’s 2005 and 2006 exploration and development activities.

The notes and common stock issuable upon conversion of the notes have not been registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. Toreador has agreed to file a registration statement for the resale of the notes and the common stock issuable upon conversion of the notes within 90 days of closing and use its reasonable best efforts to have the registration statements declared effective within 180 days of closing.

The notes are senior unsecured obligations of Toreador Resources Corporation and rank equally with all existing and future senior unsecured indebtedness. The notes are not guaranteed by any subsidiaries of Toreador.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil

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Toreador Announces Closing of Convertible Senior Notes Overallotment Exercise	Page 2 of 2

and gas properties in France, Turkey, Romania and Hungary. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company's web site, www.toreador.net.

Safe-Harbor Statement -- Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 800-966-2141